Contact:

Arthur F. Birmingham
Peapack-Gladstone Financial Corporation
T:  908-719-4308

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                         REPORTS SECOND QUARTER RESULTS

GLADSTONE, N.J.--(BUSINESS WIRE)--August 1, 2003 - Peapack-Gladstone Financial Corporation (AMEX:PGC) today reported net income of $3.3 million for the quarter ended June 30, 2003, an increase of $130 thousand or 4.1 percent over the $3.2 million reported for the same quarter of 2002. Net income per diluted share was $0.47 for the second quarter of 2003 compared to $0.46 for the second quarter of 2002, an increase of 2.2 percent. Annualized return on average assets ("ROA") was 1.44 percent and annualized return on average equity ("ROE") was 16.24 percent for the second quarter of 2003.

     For the six months ended June 30, 2003, net earnings were $6.5 million, an increase of 7.0 percent over the $6.1 million reported for the six months ended June 30, 2002. Net income per diluted share was $0.95, an increase of 5.6 percent over the $0.90 reported for the year ago period. Annualized return on average assets was 1.48 percent and annualized return on average equity was
16.43 percent for the first six months of 2003.

     Frank A. Kissel, Chairman and CEO, stated, "In spite of the historically low interest rate environment, we posted strong earnings in the second quarter of 2003. We have been careful to attempt to limit our interest rate risk by not extending long-term fixed rate assets during this low interest rate cycle. Average deposits continued to grow this quarter, rising 15.2 percent over last year and the market value of trust assets under management by PGB Trust and Investments reached $1.3 billion, an increase of 8.7 percent over June 30, 2002 levels. These growth patterns reflect our continuing commitment to meet and exceed our customers' needs and expectations".

EARNINGS
Net Interest Income

     Net interest income for the second quarter of 2003 was $7.8 million, with a net interest margin of 3.67 percent. That compares with net interest income of $8.2 million for the second quarter of 2002 with a net interest margin of 4.53 percent. The decline in net interest income during the second quarter of 2003 was primarily a result of declining interest rates on loans and investments due to refinancing and reinvestment activity. Deposit and borrowing rates also declined, but at a slower pace than the rates on loans and investments.

     Earning assets increased to $860.3 million on average, or 19.2 percent, from the second quarter of 2002 while the yield on interest earnings assets declined 131 basis points from 6.28 percent to 4.97 percent in the second quarter of 2003 from the second quarter of 2002.

     The growth in earnings assets during the second quarter of 2003 was primarily in the investment securities portfolio, as average investment securities rose $159.3 million or 56.4 percent, offset in part by lower average loans, which declined $27.6 million on average. This decline was primarily due to residential mortgage pay-offs, which resulted from the historically low interest rate environment.

     Total average deposits for the second quarter of 2003 grew to $789.9 million from $685.8 million, an increase of $104.1 million or 15.2 percent, and total average borrowings increased to $30.4 million from $5.5 million in the year ago period. The Corporation has begun to position some of its borrowings to try to take advantage of the low long-term interest rate environment that presently exists. This strategy of extending the maturities of borrowings and matching with lower yielding fixed rate loans is intended to reduce interest rate risk if interest rates begin to rise. The cost of funds fell to 1.30 percent in the second quarter of 2003 as compared to 1.75 percent in the second quarter of 2002.

Other Income

     Other income before gains on securities sales and trust fee income rose 2.5 percent to $836 thousand for the second quarter of 2003 from $816 thousand for the second quarter of 2002. This increase was primarily due to additions to cash surrender value of Bank Owned Life Insurance. Net securities gains for the second quarter 2003 were $554 thousand as compared to $8 thousand for the second quarter of 2002.

     Trust fee income generated by PGB Trust and Investments rose $362 thousand or 28.8 percent to $1.6 million for the quarter ended June 30, 2003 as compared to $1.3 million for the same period in 2002.

Other Expense

     For the second quarter of 2003, other expenses totaled $5.7 million, an increase of $413 thousand or 7.7 percent over the $5.3 million reported for the second quarter of 2002. Higher salary and benefit costs and premises and equipment expense relating to new branch locations and business expansion along with costs related to the installation of a new primary software program were the main reasons for the increase in other expenses. The efficiency ratio was
56.25 percent for the quarter ended June 30, 2003 as compared to 52.17 percent for the same period in 2002.

ASSET QUALITY

     Non-performing loans totaled $168 thousand or 0.04 percent of total loans at June 30, 2003 as compared to $394 thousand or 0.09 percent at June 30, 2002. The allowance for loan losses was $5.1 million or 1.25 percent of total loans at June 30, 2003 as compared to $4.4 million or 1.02 percent of total loans at June 30, 2002. Net charge-offs of $8 thousand were recorded in the second quarter of 2003 as compared to $20 thousand of net recoveries in the second quarter of 2002.

CAPITAL

     Shareholders' equity totaled $83.2 million at June 30, 2003, an increase of $12.9 million or 18.3 percent over the $70.4 million reported at June 30, 2002. The Corporation's leverage ratio, tier 1 and total risk based capital ratios at June 30, 2003 were 8.71 percent, 19.87 percent and 21.19 percent, respectively.


     Peapack-Gladstone Financial Corporation, headquartered in Peapack-Gladstone, New Jersey, and listed on the American Stock Exchange under the symbol "PGC", is the holding company for the Peapack-Gladstone Bank. Peapack-Gladstone Bank, a community bank, was established in 1921, and has 17 branches in Somerset, Hunterdon and Morris Counties. Its Trust Division, PGB Trust and Investments, with $1.3 billion in assets at market value under management at June 30, 2003, operates at the Bank's main office located at 190 Main Street in Gladstone, New Jersey. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
--------------

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                    UNAUDITED
                (Dollars in Thousands, Except Per Share Amounts)

                                                      At or For The Three Months Ended    At or For The Six Months Ended
                                                                    June 30,                           June 30,
                                                               2003          2002                 2003          2002
                                                           -----------------------            -----------------------
Income Statement Data:
        Interest income                                    $   10,428   $   11,174            $   21,032   $   21,865
        Interest expense                                        2,666        3,022                 5,350        6,005
        Net interest income                                     7,762        8,152                15,682       15,860
        Provision for loan losses                                 150          201                   300          400
        Net interest income after
           provision for loan losses                            7,612        7,951                15,382       15,460
        Other income                                              836          816                 1,676        1,620
        Securities Gains                                          554            8                   827           26
        Trust Fees                                              1,621        1,259                 3,064        2,405
        Other expense                                           5,748        5,335                11,231       10,465
        Income before income taxes                              4,875        4,699                 9,718        9,046
        Income tax expense                                      1,592        1,546                 3,175        2,931
        Net income                                         $    3,283   $    3,153            $    6,543   $    6,115

Balance Sheet Data:
        Total assets                                                                          $  957,294   $  797,657
        Federal funds sold                                                                         3,621        2,081
        Short-term investments                                                                       523          526
        Securities held to maturity                                                              146,355      102,517
        Securities available for sale                                                            344,968      204,799
        Loans                                                                                    409,249      435,180
        Allowance for Loan Losses                                                                  5,125        4,421
        Deposits                                                                                 800,545      710,832
        Borrowings                                                                                64,428        8,000
        Shareholders' equity                                                                      83,202       70,352

Trust Department Assets (book value, not included above)                                       1,050,565   $  973,174

Average Balance Sheet Data:
        Total Assets                                       $  909,687   $  765,632            $  887,125   $  743,513
        Earning Assets                                        860,275      721,809               837,437      699,166
        Loans, net                                            395,976      424,005               396,282      419,561
        Interest-Bearing Deposits                             650,607      571,543               648,153      551,077
        Demand Deposits                                       139,315      114,290               131,979      113,012
        Borrowings                                             30,377        5,544                19,433        6,782
        Shareholders' equity                                   80,883       66,707                79,631       65,678

Performance Ratios:
        Return on average assets                                 1.44%        1.65%                 1.48%        1.64%
        Return on average equity                                16.24        18.91                 16.43        18.62

Efficiency Ratio                                                56.25%       52.17%                54.99%       52.63%

Net Interest Margin
        (Taxable Equivalent Basis)                               3.67%        4.53%                 3.83%        4.58%

                     PEAPACK-GLADSTONE FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                                    UNAUDITED
                (Dollars in Thousands, Except Per Share Amounts)



                                                     At or For The Three Months Ended     At or For The Six Months Ended
                                                                    June 30,                           June 30,
                                                               2003          2002                 2003          2002
                                                           -----------------------            -----------------------

Asset Quality:
        Loans past due over 90 days and still accruing                                        $        1   $      308
        Non-accrual loans                                                                            167           86
        Net recoveries/(charge-offs)                               (8)          20                    27           (2)
        Allowance for loan losses
           to total loans                                                                           1.25%        1.02%

Per Share Data: (1)
        Earnings per share (Basic)                         $     0.49   $     0.47            $     0.98   $     0.91
        Earnings per share (Diluted)                             0.47         0.46                  0.95         0.90
        Book Value per share                                                                       12.40        10.52



Capital Adequacy:
        Tier I Leverage                                                                             8.71%        9.02%
        Tier I Capital to Risk-Weighted Assets                                                     19.87         19.04
        Tier I & Tier II Capital to Risk-Weighted Assets                                           21.19         20.30

(1)  Restated for the 2 for 1 stock split declared September 12, 2002.